Magellan Announces Restart of SDA Mill

FOR IMMEDIATE RELEASE                   March 5, 2018

Reno, Nevada – Magellan Gold Corporation (OTCQB: MAGE) (“Magellan” or “the Company”) announced that it has rehired employees and is restarting its 100% owned SDA Mill, Nayarit State, Mexico. Initially, operations will reprocess tailings located at the mill site. The tailings are waste products left from previous processing of ore but still contain low values of gold and silver. Recovery of a portion of these remaining precious metals is expected to defray holding costs of the mill while new ore sources are acquired. The mill last operated in November 2017 and processed third-party ore on a toll basis. The Company completed acquisition of the SDA Mill in November 2017.

“The reprocessing operation will offset holding costs and allow the mill to remain in a fully operational status,” said Pierce Carson, CEO. “Meanwhile we are continuing to focus on securing sources of high-grade gold and silver ore that can be trucked to the mill for processing. We are close to being able to announce the acquisition of an attractive property that will allow us to resume mining operations, build production and increase cash flow.”

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is a US public enterprise focused on the exploration and development of precious metals.  In November 2017 Magellan completed the purchase of the SDA Mill in the State of Nayarit, Mexico. Magellan also owns an advanced silver exploration property located in Arizona.

The SDA Mill is a fully operational flotation plant that also includes a precious metals leach circuit and associated assets, licenses and agreements. The mill has the capacity to process ore at a rate of up to 200 tons per day. The mill has a ten-year operating history. Historically its operation has been based on sales of flotation concentrates to smelters, and payment for precious metals content. The mill lies within the rich Sierra Madre Occidental mineralized belt, which historically has yielded millions of ounces of precious metals and offers multiple high-grade gold and silver epithermal vein opportunities.

The Company’s 100% owned Silver District Property in southwest Arizona comprises over 2,000 acres covering the heart of the historic Silver District.  The property contains a near-surface historical drilled resource of 16 million ounces of silver and exhibits exploration promise for significant expansion.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant "reserves." Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.” Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contacts:

Magellan Gold Corporation

Pierce Carson: (505) 463-9223

John Power: (707) 884-3766

Peter Nesveda (INT IR):  +61 4 1235 7375